Exhibit 10.2
LEASE AGREEMENT
THIS LEASE AGREEMENT, dated as of April 27, 2018 (this "Lease"), is entered into by and between 2400 Xenium, LLC, a Minnesota limited liability company ("Landlord"), and Christopher & Banks Corporation, a Delaware corporation ("Tenant").
RECITALS
WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, the Premises (as such term is defined in Section 1.01 below), on and subject to the terms of this Lease.
NOW THEREFORE, in consideration of the foregoing, of the rents and covenants herein stipulated to be paid and performed by Tenant, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Landlord and Tenant, the parties hereto agree as follows:
AGREEMENT

ARTICLE I.
DEMISE, CONDITION, INITIAL ALTERATIONS,
USE, TERM, RENT

Section 1.01    Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the following: (i) that parcel of land legally described on Exhibit A attached hereto and having an address of 2400 Xenium Lane North, Plymouth, Hennepin County, Minnesota, together with all easements, rights-of-way, appurtenances and other rights and benefits associated therewith (the "Land"), and (ii) all buildings, structures, facilities, utilities, installations and other improvements now or hereafter constructed or located on or under the Land and all building systems and all fixtures attached thereto (collectively, the "Improvements") together with all additions and accessions thereto, substitutions therefore, and replacements thereof as may be permitted in this Lease. The Land and the Improvements are collectively referred to herein as the "Premises". Except as set forth in Section 2.01(f), Landlord shall not make any alterations to the Premises without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The Improvements are deemed to be comprised of approximately 221,330 rentable square feet in the aggregate as follows: (i) the warehouse space consisting of approximately 165,330 rentable square feet (the “Warehouse Space”); and (ii) the office space consisting of approximately 56,000 rentable square feet (the “Office Space”).
Section 1.02    Condition of Premises. Tenant agrees that Tenant is familiar with the condition of the Premises, and Tenant hereby accepts the Premises on an “AS-IS,” “WHERE-IS,” “WITH-ALL-FAULTS” basis. The Premises are leased to Tenant in their present condition without representation or warranty by Landlord except as set forth in this Lease and subject to the existing state of title and all zoning regulations, restrictions, rules and ordinances, building restrictions and other laws, regulations and Legal

Requirements, hereafter defined, now in effect or hereafter adopted by any governmental authority having jurisdiction, now or hereafter in effect.
Section 1.03    Permitted Use. Tenant may use the Premises, or cause it to be used, only for Permitted Uses. "Permitted Uses" means general business offices, distribution and sale of apparel and accessories, warehouse, storage, e-commerce operations and any other use reasonably related to Tenant’s apparel and accessories businesses. Tenant shall not use the Premises for any other purpose without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold or condition provided such use is permitted by applicable Legal Requirements. Tenant shall not knowingly use or occupy or permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises, in a manner which would (i) violate any of the Legal Requirements, (ii) cause structural injury to any of the Improvements, or (iii) make void or voidable, or cause any insurer to cancel, any insurance required by this Lease.
Section 1.04    Term, Possession. The "Term" commences on April 27, 2018 (the "Commencement Date") and expires at midnight on April 26, 2033, or such earlier date as this Lease is terminated pursuant to its express terms. The "Expiration Date" is the date on which the then current Term is scheduled to expire pursuant to the terms of this Lease. A “Lease Year” is a one year period commencing on the Commencement Date and each anniversary thereof during the Term; provided, however, if the Commencement Date is not the first day of a month, the first Lease Year will begin on the first day of the month immediately following the month in which the Commencement Date occurs.
Section 1.05    Tenant's Extension Option. Tenant has one (1) option (an “Extension Option”) to extend the Expiration Date for one (1) additional period of five (5) years (the “Extension Term”) with respect to all of the Premises. Tenant may exercise the Extension Option provided an Event of Default (as defined below) does not exist as of the date of exercise of the Extension Option. The Extension Option is exercisable by written notice (“Tenant’s Notice”) to Landlord given at least twelve (12) months prior to the Expiration Date. Any extension of the Lease shall be on the same covenants, agreements, provisions, and conditions as set forth in this Lease for the Initial Term except as otherwise set forth in this Lease, and except that (i) Base Rent during the Extension Term will be the Extension Base Rent (as defined below).
(a)    “Extension Base Rent” for the first Lease Year in the Extension Term is one hundred percent (100%) of the Fair Market Rent (as defined below); and the Extension Base Rent for each Lease Year thereafter during the Extension Term shall be one hundred two and half percent (102.5%) of the Extension Base Rent for the immediately preceding Lease Year during the Extension Term; provided, however, in no event shall the Extension Base Rent for the first Lease Year in the Extension Term be less than the Base Rent for the last Lease Year of the initial Term.
(b)    “Fair Market Rent” is, as determined in accordance with Sections 1.05(b)(i) and (ii), the annual rental rates being charged in question in the Northwest Minneapolis/St. Paul greater metropolitan area warehouse and office market sector for comparable space for leases commencing on or about the date of the commencement of the Extension Term taking into consideration use, location and floor level of the applicable building, the location, quality and age of the building, leasehold improvements or allowances provided, rental concessions (such as abatements, lease assumptions or takeovers and moving expenses), the date that the particular rate under consideration became or becomes effective, the term of the lease under consideration, the extent of services provided thereunder, applicable distinctions between “gross” leases and “net” leases, base year figures and base years for escalation purposes, the creditworthiness and quality of Tenant, leasing commissions and costs of the lease and other adjustments to the base rental and any other relevant term or condition in making such evaluation, including the benefit to Landlord of having the Premises immediately rent producing at the commencement of the Extension Term. Subleases of the Premises shall not be taken into account in determining Fair Market Rent for the Extension Term. For purposes of clarity, nothing in this Section 1.05 shall make Landlord responsible for paying, or entitle Tenant or any other person to receive, any rental concessions or payment of any tenant improvement allowances or leasing commissions which may be factors taken into account in determining Fair Market Rent for the Extension Term as provided above.
(i)    Landlord shall notify Tenant in writing (“Landlord’s Notice”) of Landlord’s determination of the Fair Market Rent for the Extension Term in question within twenty (20) days after receiving Tenant’s Notice exercising the Extension Option. Either (x) Landlord and Tenant shall agree on the Base Rent within thirty (30) days after Tenant’s receipt of Landlord’s Notice, or (y) at Tenant’s option, to be exercised by Tenant by written notice to Landlord within ten (10) Business Days after Tenant’s receipt of Landlord’s Notice (each a “Tenant’s Valuation Notice”), the Fair Market Rate will be alternatively determined in accordance with Section 1.05(b)(ii). In the event Landlord and Tenant fail to agree on Base Rent within the thirty (30) day period after Tenant’s receipt of Landlord’s notice under subsection (x) above, Base Rent shall be determined in accordance with the Section 1.05(b)(ii).
(ii)    Tenant’s Valuation Notice requiring an alternative determination of Fair Market Rent in accordance with this Section 1.05(b)(ii) must identify an appraiser selected by Tenant. If Tenant fails to identify an appraiser in Tenant’s Valuation Notice, then Tenant’s Valuation Notice shall be deemed void. Landlord shall give notice to Tenant within fifteen (15) days after receipt of Tenant’s Valuation Notice identifying an appraiser selected by Landlord. If Landlord fails to give notice to Tenant identifying an appraiser within the time provided, Landlord has waived the right to identify an appraiser and the decision of Tenant’s appraiser controls. If two appraisers are selected, such appraisers must within fifteen (15) days after Landlord’s selection of the second appraiser, mutually agree to the selection of a third appraiser. If the two appraisers fail to identify a third appraiser within such fifteen (15) day period, then either Landlord or Tenant may petition the district court (or its equivalent) having jurisdiction over the Premises for the appointment of a third appraiser. The three (3) appraisers must each, within thirty (30) days after the selection or appointment of the third appraiser, simultaneously deliver to Landlord and Tenant their expert opinions of the Fair Market Rent for the Extension Term. The Fair Market Rent is the average of the three appraisals unless one appraisal is more than ten percent (10%) greater or lesser than the average of the other two appraisals, in which case such greater or lesser appraisal must be disregarded, and the average of the two remaining appraisals is the Fair Market Rent. If, however, all three appraisals are more than ten percent (10%) different from each other, then the average of all three appraisals is the Fair Market Rent. Landlord and Tenant each have the right, to be exercised within fifteen (15) days after the selection or appointment of the third appraiser, to submit written materials to each appraiser not in excess of fifteen (15) pages in length, with a copy to the other party, and may submit a reply to each appraiser of not more than five (5) pages in length within five (5) Business Days after receipt of the other party’s submission, with a copy to the other party. There must be no hearings, contact, discussions or sharing of information between the appraisers and the parties hereto with respect to each appraiser’s determination of Fair Market Rent. Each party must pay the cost of the appraiser selected by it and one-half of the cost of the third appraiser. All appraisers must be disinterested and must have the designation, MAI, SRA or equivalent and must have not less than five (5) years’ experience appraising lease rents in the Northwest Minneapolis/St. Paul greater metropolitan area warehouse and office market sector. Each appraiser must perform its appraisal duties in accordance with the Appraisal Institute (or its successor) Code of Professional Ethics. The appraisers may, but need not, present formal written appraisals supporting their opinion but must, in any event, certify that their report was conducted in accordance with the professional standards applicable to such appraiser’s accreditation. The decision of this appraisal process is binding upon the parties and must not be subject to appeal to a court or other body except based upon fraud or willful misconduct.
Section 1.06    Rent.
(a)    Base Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord base rent ("Base Rent") in accordance with the rent schedule attached hereto as Exhibit B.
(b)    Additional Rent and Rent. All amounts, other than Base Rent, payable by Tenant to Landlord as required under this Lease, including without limitation Real Estate Taxes, are "Additional Rent". Base Rent and Additional Rent are collectively "Rent".
(c)    Payment of Rent. Except to the extent that Landlord and Tenant may otherwise agree in writing, Tenant will pay to Landlord Rent at the principal office of Landlord, or at such other place or to such agent as Landlord from time to time may designate by written notice to Tenant. Rent shall be payable in equal monthly installments, in advance, on the first day of each calendar month, and shall be prorated for any partial months. Rent from the Commencement Date until the last day of first full calendar month of the Term shall be paid on the Commencement Date.
(d)     Tenant shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Rent hereunder without notice, demand, setoff, counterclaim, abatement, suspension, deduction or defense, except as expressly provided in this Lease. Prior to the imposition of any fine, lien, interest or penalty for late payment thereof, Tenant shall directly pay when due to the appropriate authorities all taxes on gross receipts, sales or otherwise imposed or levied upon the Rent to be paid under this Lease; provided, however, Tenant shall not be responsible for payment of any net income taxes imposed upon Landlord which may be determined by including Rent in the calculation thereof. The obligation of Tenant to pay Rent and other sums to Landlord under this Lease and the obligations of Landlord under this Lease are independent obligations.
(e)    Real Estate Taxes and Assessments. Prior to the imposition of any fine, lien, interest or penalty for late payment thereof, Landlord shall directly pay to the appropriate taxing authorities all real estate taxes and assessments payable therewith, which become due and payable (as opposed to merely levied or pending, and regardless of when first assessed) prior to or during the Term with respect to the Premises (“Real Estate Taxes”). Landlord is responsible for all installments of real estate taxes and assessments payable therewith for the Premises, which become due and payable after the expiration or earlier termination of the Term, regardless of when the same were initially assessed. To the extent that any tax assessment may legally be paid in installments, Landlord may pay such assessment in installments; in such event, Tenant shall be liable only for installments to the extent that they become due and payable during the Term hereof. All amounts referred to in this section for the fiscal or tax year in which the Term expires must be apportioned so that Tenant pays only those portions thereof which correspond with the portion of such year as are within the Term hereby demised. Tenant shall pay to Landlord on a monthly basis, as Additional Rent, a sum equal to one-twelfth of the Real Estate Taxes payable for the applicable calendar year, which sum shall be based upon the property tax statement for the Premises received by Tenant for such calendar year or a reasonable estimate thereof (“Estimated Real Estate Taxes”) if a property tax statement is not available. Landlord shall, within thirty (30) days after the last day of the applicable calendar year, deliver to Tenant a certified statement (a “Reconciliation Statement”) of the amount by which actual Real Estate Taxes exceeded Estimated Real Estate Taxes paid in such calendar year or the amount by which Estimated Real Estate Taxes paid by Tenant exceeded the actual Real Estate Taxes for such calendar year, as may be applicable. If the Reconciliation Statement shows that actual Real Estate Taxes exceeded Estimated Real Estate Taxes for the applicable calendar year, then Tenant shall, within thirty (30) days after receipt of such Reconciliation Statement, pay to Landlord the excess amount. If the Reconciliation Statement shows that Estimated Real Estate Taxes exceeded actual Real Estate Taxes for the applicable calendar year, then Landlord shall, within thirty (30) days after delivery of such Reconciliation Statement to Tenant, pay to Tenant the excess amount or, if not paid within said thirty (30) period, Tenant may credit such excess amount against the next installments of Rent coming due under this Lease.
(f)    Impositions. Prior to the imposition of any fine, lien, interest or penalty for late payment thereof, Tenant shall directly pay when due to the appropriate authorities all inspection and license fees, all utility charges, and all other public charges or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed prior to or during the Term against Tenant, Landlord or the Premises as a result of the ownership, leasing, existence or use of the Premises or as a result of any activity conducted by Tenant on the Premises and are due and payable during the Term or are otherwise attributable to the Term (collectively "Impositions"); provided that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or its lender) which are determined on the basis of Landlord’s (or its lender’s) net income or net worth, (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any transfer, conveyance or mortgage tax related to the acquisition, sale or financing of the Premises by Landlord, or (D) any capital gains tax imposed on Landlord in connection with the sale of the Premises to any person or entity. Landlord is responsible for all Impositions which are due and payable after the expiration or earlier termination of the Term, except to the extent such Impositions are attributable to Tenant’s use of the Premises during the Term.
(g)    Contestation of Impositions. Tenant may, by written notice, request that Landlord contest any Impositions or real estate taxes or assessments for any year during the Term, provided that Tenant shall be responsible for paying all reasonable, actual and documented costs of any such contest. If Landlord fails or refuses to contest an Imposition or real estate taxes or assessments requested by Tenant, then Tenant may, at its sole cost and expense, bring appropriate proceedings in Landlord's and/or Tenant's name for contesting any Imposition or real estate taxes or assessments for any applicable tax year during the Term. The net amount of Impositions or real estate taxes or assessments recovered as a result of such proceedings for Real Estate Taxes due and payable in any Lease Year, whether commenced or paid for by Landlord or Tenant (e.g., the amount recovered after payment of all sums necessary to attain such recovery), will be paid to Tenant so long as there is no existing Event of Default, or if there is an existing Event of Default, to Landlord. Landlord and Tenant shall cooperate with each other with respect to the proceedings so far as is reasonably necessary.
(h)    Entitlement Programs/Regulatory Approvals. Without limiting Landlord’s rights under this Lease, Landlord agrees to reasonably cooperate with Tenant, at Tenant's expense, in Tenant's efforts from time to time to (i) obtain or qualify for one or more governmental or quasi-governmental entitlement programs, including, without limitation, programs that may result in a reduction of the Impositions, real estate taxes or assessments or costs of utilities or services used or consumed on the Premises or otherwise assessable against the Premises, or (ii) obtain land use or other regulatory approvals required for Tenant's use of the Premises, provided that Tenant shall be responsible for paying on demand all reasonable, actual and documented costs of Landlord.
Section 1.07    Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing and complying with all the terms hereof, shall, subject to the terms of this Lease, lawfully, peacefully and quietly hold, occupy, possess and enjoy the Premises during the Term, without hindrance or molestation by Landlord or others claiming through Landlord.
Section 1.08    Letter of Credit. On or prior to the Commencement Date, Tenant shall deliver to Landlord as security for the performance of Tenant’s obligations hereunder, including without limitation, Tenant's obligations to maintain insurance herein and to pay Rent and Real Estate Taxes hereunder, an irrevocable letter of credit in the amount of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00) (the “Letter of Credit”) in the form attached hereto as Exhibit G, which Letter of Credit, or any replacement thereof, shall be in place throughout the Term and in each case expressly providing that if an Event of Default occurs then Landlord shall be entitled, at Landlord's election, to draw upon the Letter of Credit to the extent necessary to cure such Event of Default and that if such Event of Default occurs pursuant to Sections 7.01(d), 7.01(e), 7.01(f) or 7.01(i) of the Lease, then Landlord also shall be entitled, at Landlord’s election, to draw upon the Letter of Credit to pay Landlord any damages to which Landlord is entitled in accordance with the terms of the Lease. Tenant may replace the initial Letter of Credit with a replacement letter of credit issued by Wells Fargo Bank, National Association or by any U.S. commercial bank or the U.S. branch office of a foreign bank with (i) a credit rating of at least (x) BBB+ by Standard &

Poor’s, (y) Baa1 by Moody’s, or (z) BBB+ by Fitch, and (ii) assets of $30 billion or more. If an Event of Default occurs, then Landlord shall be entitled, at Landlord's election, to draw upon the Letter of Credit to the extent necessary to cure such Event of Default. Additionally, if such Event of Default occurs pursuant to Sections 7.01(d), 7.01(e), 7.01(f) or 7.01(i) of this Lease, then Landlord shall be entitled, at Landlord’s election, to draw upon the Letter of Credit to pay Landlord any damages to which Landlord is entitled in accordance with the terms of this Lease. Any replacement of the Letter of Credit shall include similar draw, transfer and notice terms as contained in the Letter of Credit but such replacement is not required to be on the same form as Exhibit G; it being acknowledged by Landlord that the bank issuing such replacement may require the use of its form of letter of credit.
Section 1.09    Net Lease.
(i)    It is the intention of the parties hereto that this is an “absolute net” lease, and except to extent set forth to the contrary in this Lease, the obligations of Tenant hereunder shall be separate and independent covenants and agreements, and that Rent payable by Tenant hereunder shall continue to be payable in all events (except as expressly provided in this Lease), and that the obligations of Tenant hereunder shall continue unaffected, unless this Lease shall have been terminated pursuant to the express provisions of this Lease. Except as expressly provided in this Lease, this Lease shall not terminate during the Term and Tenant shall not have any right to terminate this Lease during the Term. Tenant agrees that it shall not take any action to terminate, rescind, recharacterize or avoid this Lease notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under the mortgage, if any, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise.
(ii)    Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, oil, electricity, telephone and other utilities or services used or consumed on the Premises during the Term, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid prior to delinquency. It is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises, but will not hinder or interfere with Tenant's rights to do so.

ARTICLE II.
MAINTENANCE, REPAIR, REPLACEMENT
ALTERATIONS, AND LEGAL COMPLIANCE

Section 2.01    Maintenance, Repair and Replacement.
(a)    Tenant, at its own expense, will maintain, repair and replace, or cause to be maintained, repaired and replaced, all aspects of the Premises, including, without limitation, structural elements, roof and roof membrane, footings, foundations, walls (interior and exterior), parking areas, landscaping, and all building systems (including, without limitation, mechanical, electrical, plumbing, sewer, life-safety and heating, ventilating and air conditioning (“HVAC”) systems) in good condition and repair and appearance consistent with comparable office/warehouse buildings and shall promptly make, or cause to be made, all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with any of the Premises in order to keep and maintain the Premises in good repair and appearance and in compliance with Legal Requirements, and Tenant hereby expressly waives the right to make repairs at the expense of Landlord, which right may otherwise be provided for in any law now or hereafter in effect. Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be in a good, proper and workmanlike manner. Landlord shall not be required to make or pay for any repair or to maintain any of the Premises in any way.
(b)    Tenant shall enforce all builders' and manufacturers' warranties issued for the benefit of the Premises to the extent that the same have been, or are, issued for the benefit of Tenant or for the benefit of Landlord and Landlord hereby grants Tenant a license to enforce such warranties on Landlord's behalf. Landlord agrees to promptly cooperate with Tenant, at Tenant's expense, to the extent necessary or desirable to enforce the provisions of all warranties.
(c)    Tenant shall complete the replacement of the roof of the Premises to Landlord’s satisfaction no later than October 31, 2018, subject to Unavoidable Delays. To secure Tenant’s obligation to replace the roof and complete certain other repairs specified in the Repair Escrow Agreement (defined below), on or prior to the Commencement Date, Tenant shall deliver the amount of One Million Seven Hundred Thirty-Five Dollars and 00/100 Dollars ($1,735,000.00) into escrow (the “Roof Escrow”), which Roof Escrow shall be deposited with the Title Company, as escrow agent (“Escrow Agent”), pursuant to a separate escrow agreement by and among Tenant, Landlord, and Escrow Agent in the form attached hereto as Exhibit D (the “Repair Escrow Agreement”).
(d)    All work, including the work performed pursuant to the Repair Escrow Agreement, performed by or on behalf of Tenant shall comply with the provisions of Section 2.03(a) herein.
(e)    Tenant shall hire, in its own name, and shall pay for a qualified service contractor to periodically inspect, adjust, clean and repair the HVAC, including changing filters, on at least a quarterly basis. Tenant shall promptly, within five (5) Business Days after receipt of a written request from Landlord, furnish a copy of each HVAC inspection and service report to Landlord during the Term of the Lease to the extent such HVAC inspection and service report has not been previously provided to Landlord.

(f)     Notwithstanding any of the foregoing, after an uncured Event of Default under Section 2.01(a) or (e), Landlord may elect, in its sole discretion and by delivery of written notice to Tenant, to perform on behalf of Tenant, all or some portion of the repairs, maintenance, restoration and replacement in and to the Premises required to be performed by Tenant under this Lease (any such repairs, maintenance, restoration and/or replacement activities that Landlord elects to perform on behalf of Tenant are herein collectively referred to as “General Maintenance Services”). Tenant shall pay to Landlord as Additional Rent within ten (10) days of Landlord’s written invoice and backup documentation therefor, the reasonable, documented costs of all General Maintenance Services. Unless and until Landlord affirmatively elects to provide General Maintenance Services, nothing contained herein shall be construed to obligate Landlord to perform any General Maintenance Services or, except as otherwise expressly provided herein, to repair, maintain, restore or replace any portion of the Premises. Landlord may from time to time, in its sole discretion, (x) reduce or expand the scope of the General Maintenance Services that Landlord has elected to provide or (y) revoke its election to provide any or all of the General Maintenance Services, in either event, upon delivery of not less than thirty (30) days’ prior written notice (or immediately if an emergency) to Tenant.
Section 2.02    Reserved.
Section 2.03    Alterations, Replacements and Additions. With respect to any alteration, change, addition or improvement (collectively, "Alterations") to any portion of the Premises:
(a)    All Alterations, whether Minor Alterations or Major Alterations, as such terms are hereafter defined, shall be expeditiously completed in a good and workmanlike manner using new materials and equipment at least equal in quality and class to the standards for office/warehouse buildings comparable to the Premises, in compliance with all applicable Legal Requirements. Tenant shall pay the increased premium, if any, charged by insurance companies carrying insurance policies on the Premises to cover the additional risk during the course of such work and, upon Landlord’s request, shall provide Landlord certificates of insurance from contractors performing Alterations, evidencing policies of commercial general liability insurance, workers’ compensation insurance and builder’s risk insurance, excluding the Approved Contractors. Tenant shall provide Landlord upon request with evidence of payment, including without limitation copies of paid invoices and final lien waivers, for all Alterations done within thirty (30) days after completion thereof. Except to the extent set forth in Section 2.03(d) below, all such Alterations made by Tenant to the existing (as of the Commencement Date) Improvements shall be and become part of the Premises.
(b)    If any such Alteration is not structural in nature and does not affect, in a materially adverse manner, the condition of the Improvements or any utilities, and (i) if the cost thereof is less than $100,000 in any single instance or less than $100,000 in the aggregate (which cost shall be considered in the aggregate with the Alterations performed (if similar in nature) in the immediately preceding twelve (12) months); or (ii) is an ordinary business office or business alteration (referred to herein as "Minor Alterations"), then Landlord's consent to such Alterations shall not be required. In addition, Tenant shall (y) provide prior notice to Landlord of any capital improvements constituting Minor Alterations costing in excess of $10,000 in any single instance and (z) send Landlord a summary of all Minor Alterations in excess of $10,000 per single Minor Alteration, including any capital improvement items, made during the previous calendar quarter, upon Landlord’s written request therefor not more than once per quarter.
(c)    A "Major Alteration" is any Alteration that is not a Minor Alteration. Landlord's prior written consent to each Major Alteration is required, which consent shall not be unreasonably withheld, conditioned, or delayed. In addition to the requirements set forth in Section 2.03(a), Tenant must perform all Major Alterations in accordance with the following requirements:
(i)    Tenant shall, prior to the commencement of a Major Alteration, submit plans and specifications to Landlord for Landlord’s approval, which approval will not be unreasonably withheld, delayed, or conditioned. Landlord is deemed to have approved the Major Alteration if Landlord does not deny the consent thereto in writing within ten (10) Business Days after receipt of the plans and specifications for the Major Alteration. If Landlord approves a Major Alteration, Tenant shall obtain all necessary approvals from municipal departments and bureaus and from any other municipal, state and federal authorities having supervision or jurisdiction of the Premises, and a copy of all such necessary approvals shall be delivered to Landlord;
(ii)    each Major Alteration must be completed substantially in accordance with the plans and specifications approved by Landlord and in accordance with all Legal Requirements; and
(iii)    each Major Alteration must be completed by contractors approved by Landlord; provided, however, no such approval shall be required for those contractors listed on Exhibit F attached hereto (“Approved Contractors”), and Landlord hereby approves such Approved Contractors.
(d)    Unless Landlord requires Tenant to remove any Major Alteration at the time of providing its consent thereto, each Alteration made by Tenant in or upon the Premises (excepting only Tenant's Equipment and trade fixtures), whether temporary or permanent in character, shall become Landlord's property upon the expiration, or earlier termination, of this Lease and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant and Tenant is not required to remove any Alteration.
(e) Tenant shall pay to Landlord a construction management fee of two and one-half percent (2.5%) of the costs of all Major Alterations; provided, however, there shall be no construction management fee payable with respect to the repairs to be completed pursuant to the Repair Escrow Agreement.
(f) In addition to the requirements of Section 2.03(a), Landlord and Tenant agree that Tenant’s obligations with respect to the replacement of the roof shall be governed by the terms of the Repair Escrow Agreement; provided, however, to the extent there is a direct conflict between the terms of this Lease and the terms of the Repair Escrow Agreement, the terms of the Repair Escrow Agreement shall control.

Section 2.04    Compliance with Covenants and Laws. Tenant agrees that it will comply with, and cause the Premises to comply with, and shall assume all obligations and liabilities with respect to, the following (collectively, "Legal Requirements") applicable to the Premises:
(a)    all covenants, conditions, reservations, agreements, easements or restrictions to which the Premises may be subject on the Commencement Date or which may be imposed after said date which are consented to in writing by Tenant, and
(b)    all Federal, State, local and municipal statutes, laws, ordinances, regulations, codes, orders, decrees, rules, regulations, requirements and determinations presently in effect or hereafter enacted, made or issued even if unforeseen or extraordinary and including without limitation all applicable environmental laws and the Americans with Disabilities Act (“ADA”).
Section 2.05    No Third-party Claims Against Landlord. Nothing contained in this Lease shall constitute the consent or request of Landlord, express or implied, by inference or otherwise, to any person, firm or entity for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, or as giving Tenant any authority to contract for, or permit the rendering of, any labor or services or the furnishing of any materials or other property so as to permit the making of any claim against Landlord or a lien against the interest of Landlord in the Premises.
Section 2.06    Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Should any such lien or notice of such lien be filed against the Premises, Tenant shall discharge the same by bonding or otherwise within thirty (30) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. Without limiting the foregoing, Tenant shall not, directly or indirectly, through its actions or omissions (or those of any of its sublessees) create or permit to be created or to remain (and Tenant shall promptly discharge or remove) any lien, levy or encumbrance on any of the Premises or on any Rent or any other sums payable by Tenant under this Lease.
Section 2.07    Environmental Compliance. Except in accordance with Environmental Requirements, Tenant shall not use any part of the Premises to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials to the extent caused by (A) Tenant and (B) any or all of Tenant’s, sublessees, officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent such consent not to be unreasonably withheld; provided, however, that Tenant shall be entitled to respond (in a reasonably appropriate manner) immediately to an emergency without first obtaining consent if Tenant promptly thereafter delivers to Landlord written notice of the emergency and the action taken to remedy it. All remediation required shall be performed in compliance with and to the extent required under all Environmental Requirements applicable to commercial and industrial property. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent

(which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings. "Hazardous Materials" shall mean all materials which because of their quantity, concentration or physical, chemical or infectious characteristics are regulated under Environmental Requirements, including, without limitation, all petroleum, petroleum products, explosives, radioactive materials, hazardous wastes, hazardous or toxic substances, friable asbestos or any other substance or material now or hereafter defined as a "hazardous" or "toxic" substance, material or waste product by the U.S. Environmental Protection Agency or the state in which the Premises is located under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Toxic Substances Control Act (TSCA), the Federal Water Pollution Control Act (FWPCA) or comparable state statutes and other Environmental Requirements (as defined below). Tenant shall comply with all Environmental Requirements. The term "Environmental Requirements" shall mean all applicable laws and regulations pertaining to the protection of human health and the environment, including (without limitation) employee and community right-to-know laws and all laws regarding the use, generation, storage, transportation, treatment, disposal or other handling of Hazardous Materials. Notwithstanding anything to the contrary in this Section 2.07, the only Hazardous Materials permitted on the Premises are cleaning products and other materials in ordinary quantities which are used in the ordinary course of business and necessary for the conduct of the Permitted Uses and which Tenant uses in compliance with all applicable Environmental Requirements. The undertakings, covenants and obligations imposed on Tenant under this Section 2.07 shall survive for three (3) years following the termination or expiration of this Lease; provided, however, if any claim against Tenant is made pursuant this Section 2.07 during such three-year period, the undertakings, covenants and obligations imposed on Tenant under this Section 2.07 with respect to such claim shall survive until such claim is settled, remediated, adjudicated or otherwise resolved.
ARTICLE III.
TENANT'S EQUIPMENT
Section 3.01    Removal of Equipment. Tenant may remove any machinery, equipment, furniture, inventory, conveyor systems, racking, systems related to the operation of the business being conducted in the Premises, furnishings and all other personal property owned by Tenant and located in, on or at the Premises ("Tenant's Equipment") at any time. Any of Tenant's Equipment not removed by Tenant prior to the expiration of the Lease or earlier termination shall be considered abandoned by Tenant and may, at Tenant’s sole expense, be appropriated, sold, destroyed or otherwise disposed of by Landlord without notice to Tenant. Tenant will repair at Tenant’s expense all damage to the Premises to the extent caused by Tenant's removal (if any) of Tenant's Equipment. For avoidance of doubt, Tenant’s Equipment shall not include Building systems related to the Premises, such as HVAC systems and facilities, electrical and mechanical systems and facilities, generators, life-safety systems, fire suppression and alarm systems, security systems, Building communication systems and facilities, and lighting systems and facilities.
ARTICLE IV.
ASSIGNMENT AND SUBLETTING
Section 4.01    Restriction on Transfers. Except as expressly set forth to the contrary in this Lease, Tenant shall not encumber or sublet all or any portion of the Premises or assign the Lease (each a “Lease

Transfer”), without Landlord’s prior written consent, which consent will not be unreasonably withheld, delayed, or conditioned. Landlord is deemed to have consented to a Lease Transfer if Landlord does not deny the same in writing to Tenant within twenty (20) days after receipt of Tenant’s request for consent therefor. If a Lease Transfer involves an assignment of this Lease, the assignee shall execute and deliver to Landlord an agreement in form and substance in all respects reasonably satisfactory to Landlord whereby such assignee assumes and agrees to be bound by and perform all of the obligations of Tenant under this Lease including, but not limited to, the Permitted Use obligations contained in this Lease. All Lease Transfers must be pursuant to a written agreement. Tenant shall pay Landlord’s reasonable, out-of-pocket costs and expenses in reviewing all Lease Transfers, not to exceed $2,500.
Section 4.02    Affiliate Transfers. Notwithstanding anything in this Lease to the contrary, Tenant, on notice (which notice will be prior written notice when reasonably possible) to Landlord (but without Landlord’s consent), may assign this Lease, or sublet all or any part of the Premises, to any of Tenant’s Affiliates. Individually, a “Tenant Affiliate”, and collectively, “Tenant’s Affiliates”, means any one or more of (i) any entity controlling, controlled by or under common control with Tenant; (ii) any entity acquiring all, or substantially all, of either or both Tenant’s assets or stock; or (iii) any entity surviving a merger with Tenant; provided that the successor entity assumes all of the obligations and liabilities of Tenant. Tenant shall provide Landlord, not less than thirty (30) days prior to the anticipated Lease Transfer commencement date: (i) the name and address of the Tenant Affiliate; (ii) the nature of the Tenant Affiliate’s business; (iii) the terms of the proposed sublease or assignment; and (iv) reasonable financial information so that Landlord can evaluate the creditworthiness of the Tenant Affiliate. Tenant represents to Landlord that as of the Commencement Date, Tenant is subleasing the Premises to one or both of the entities set forth on Exhibit E attached hereto (the “Permitted Subleases”). On the Commencement Date, Tenant shall deliver to Landlord the written agreements evidencing the Permitted Subleases. Notwithstanding anything to the contrary in this Lease, Tenant shall not pay to Landlord any costs or expenses in connection with any assignment or sublease permitted by this Section 4.02.
Section 4.03    Effect of Transfer. No Lease Transfer (including, without limitation, those involving Tenant’s Affiliates) shall release Tenant from liability under this Lease.
Section 4.04    Collection of Rent. If Tenant’s interest in this Lease is assigned, whether or not in violation of the provisions hereof, Landlord may collect Rent from the assignee. If the Premises are sublet to any person by Tenant, whether or not in violation hereof, Landlord, after an Event of Default, may collect Rent from the subtenant. In either case, no such assignment, sublease or collection shall affect Tenant’s obligations hereunder, and Landlord shall apply the net amount collected to the Rent and other obligations of Tenant reserved in this Lease in such order as Landlord elects.
Section 4.05    Permitted Transactions. None of the following shall be deemed a Lease Transfer, and Landlord’s consent therefor shall not be required, so long as the same is for a valid business purpose and not principally intended to avoid Tenant’s obligations under this Lease: (i) the transfer of any direct or indirect interests in Tenant, (ii) the issuance of new interests in Tenant or any entity owning a direct or indirect interest in Tenant, (iii) the merger, reorganization or similar restructuring of Tenant or any entity owning a direct or indirect interest in Tenant, or (iv) any initial public offering of Tenant or any entity owning a direct or indirect interest in Tenant; provided, however, if following such Lease Transfer, Tenant will no longer be a publicly held company (“Successor Tenant”), then Landlord must approve such Successor Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed so long as the Successor Tenant is creditworthy and capable of performing the obligations under the Lease.
Section 4.06    Rent Payable to Tenant. In the event of a sublease of this Lease to an entity or person other than to a Tenant Affiliate, with respect to the allocable portion of the Premises sublet, in the event that the total rent received under any such sublease by Tenant is greater than (on a pro rata and proportionate basis) the total Base Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess remaining after the deduction Tenant’s reasonable expenses incurred therewith, as received from any subtenant and such amount shall be deemed a component of the Additional Rent.
ARTICLE V.
ENTRY BY LANDLORD
Section 5.01    Entry by Landlord. Landlord and its authorized representatives shall have the right to enter the Premises or any portion thereof at all reasonable times upon reasonable prior notice (except in cases of emergency, where no notice will be required) to Tenant, (a) for the purpose of inspecting the same or, after the occurrence of an Event of Default by Tenant, in completing any alterations or repairs required hereunder, for the purpose of doing any work, and may take all such action thereon as may be reasonably necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Premises to prospective purchasers and mortgagees and, within fifteen (15) months prior to the expiration of the then-current Term, for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant.
Section 5.02    Secured Areas. Landlord agrees that Tenant has designated the payroll room located at Room 2091 of the Building and the data center located at Room 2023 of the Building as the "Secured Areas". Notwithstanding the foregoing, Tenant may not designate such Rooms as "Secured Areas" if such designation is in violation of Legal Requirements or would prohibit Landlord free access to any fan room, mechanical room or other portion of the Premises which Landlord deems necessary or desirable to enter in connection with the repair, maintenance, operation or upgrading of building systems. Tenant shall not be required to furnish Landlord with door keys or other entry devices to the Secured Areas. Landlord agrees not to access the Secured Areas unless and until Tenant has been given two (2) Business Days prior written notice and then Landlord may only access the Secured Areas with a Tenant escort, which Tenant promises to provide. Notwithstanding the foregoing, if Landlord reasonably determines that it is necessary for Landlord to enter the Secured Areas in an emergency situation, Tenant must immediately permit such entry. If Tenant is unavailable to provide such consent or if Tenant refuses to permit Landlord to enter into the Secured Areas, Landlord may use such force as Landlord deems reasonably necessary to obtain entry into the Secured Areas and Landlord shall not be responsible for any damage to Tenant's property or the Premises caused by Landlord's forced entry. Tenant may designate additional rooms in the Building as Secured Areas in accordance with the terms of this Section 5.02 without Landlord’s approval so long as the aggregate square footage of such Secured Areas does not exceed 3,000 square feet.

ARTICLE VI.
CASUALTY AND CONDEMNATION
Section 6.01    Subject to the other provisions of this Article VI, Tenant hereby irrevocably assigns to Landlord any condemnation award or property insurance proceeds for the Improvements that Tenant actually receives because of Tenant's interest in the Premises to the extent that (a) the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain ("Condemnation"); or (b) the Premises or any part thereof is damaged or destroyed by insured casualty ("Casualty"). Tenant is entitled to all such proceeds except to the extent received for the Improvements.
(a)    All such awards and insurance proceeds for the Improvements on account of any Condemnation or Casualty are herein collectively called "Compensation".
(b)    Notwithstanding anything to the contrary contained in this Article VI, if permissible under Legal Requirements and such action will not result in a reduction of the Compensation paid to Landlord, Tenant may pursue a separate award for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures and equipment paid for by Tenant and which are not part of the Premises, and Tenant may retain any such award, which shall not be included in Compensation.
(c)    All Compensation shall be applied pursuant to this Article VI, and all such Compensation (less the expense of collecting such Compensation) is "Net Proceeds".
Section 6.02    Eminent Domain.
(a)    Should a substantial portion of the Premises are taken, appropriated, or condemned for public purposes, or voluntarily transferred in lieu of condemnation, in whole or in such substantial part as to render the Premises unsuitable for Landlord's purposes or the Premises unsuitable for the Permitted Uses, the Term of this Lease shall, at the option of Landlord in the first instance and at the option of Tenant in the second instance, terminate when Tenant's right to possession is terminated, which date (the "Termination Date") shall be no sooner than thirty (30) days after such party’s termination notice. If neither party exercises this option to terminate within sixty (60) days after the date of such taking, or if the portion of the Premises is taken, appropriated, condemned, or voluntarily transferred in lieu of condemnation does not render the Premises unsuitable for Tenant's purposes or the Premises unsuitable for the Permitted Uses, then this Lease shall terminate only as to the part taken or conveyed on the date Tenant shall yield possession and the Rent payable hereunder shall be reduced in proportion to the part of the Premises taken. In the event a party elects to terminate this Lease, this Lease will automatically terminate on the Termination Date and Landlord shall retain all Net Proceeds made in the Condemnation proceeding.
(b)    In the event of any other Condemnation of part of the Premises which does not result in a termination of this Lease, subject to the requirements of Section 6.04, the Net Proceeds of such Condemnation shall be delivered to the Tenant (unless such Net Proceeds exceed $300,000 and in that event, such Net Proceeds shall be delivered to the Trustee) and, promptly after such Condemnation, Tenant shall commence and diligently continue to perform the Restoration (whether or not the Net Proceeds shall be sufficient to do so). Landlord shall, and Landlord shall cause its Lender (as defined below) to, to the extent received, make the Net Proceeds available to Tenant in accordance with the provisions of Section 6.04 and all Rent shall continue unabated. In the event of a temporary Condemnation or confiscation of any of the Premises, so long as there is no continuing Event of Default, the Net Proceeds of such temporary Condemnation shall be retained by Tenant and all Rent shall continue unabated.
(c)    Except with respect to Compensation to which Tenant is entitled pursuant to the foregoing provisions of this Section 6.02, no agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of Lender, if the Premises are then subject to a mortgage, which consent shall not be unreasonably withheld, delayed, or conditioned provided such award or proceeds are applied in accordance with this Lease.
Section 6.03    Damage.
(a)    In the event of any casualty loss, Tenant shall give Landlord prompt notice thereof. Tenant shall adjust, collect and compromise any and all such claims. Landlord shall be entitled to participate with Tenant in any adjustment, collection and compromise of the property insurance claim payable for the Improvements in connection with a casualty. The rights of Landlord under this Section 6.03(a) shall be extended to the holder of any mortgage pertaining to the Premises ("Lender") if and to the extent that any such mortgage so provides.
(b)    If the estimated costs of Restoration or repair shall be $300,000 or less, all Net Proceeds of any property insurance required under Article 10 shall be payable to Tenant. If the estimated cost of Restoration or repair shall be more than $300,000, all Net Proceeds of any property insurance required under Article 10 shall be payable to a trustee which shall be a federally insured bank, title insurance company or other financial institution, selected by Landlord and Tenant and reasonably satisfactory to Lender, if any (the "Trustee"). Notwithstanding anything in this subsection (b) to the contrary, if the Premises are covered by a mortgage, Lender may require all Net Proceeds of any property insurance required under Article X be payable to the Trustee, regardless of the amount of such Net Proceeds, and disbursed in accordance with Section 6.04. If the Premises are covered by a mortgage, Lender, if it so desires, may elect to be the Trustee. Each insurer is hereby authorized and directed to make the proceeds under said policies for the Improvements directly to Tenant or such Trustee, as the case may be. If the proceeds are delivered to the Trustee in accordance with this subsection (b), Tenant hereby appoints such Trustee as Tenant's attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease after approval by Tenant of such Trustee, if Trustee is other than Lender, such approval not to be unreasonably withheld, delayed or conditioned. "Restoration" shall mean the restoration of the Premises after any Condemnation or Casualty as nearly as possible to their value, condition and character existing immediately prior to such Condemnation or Casualty.
(c)    In the event of any Casualty (whether or not insured against) resulting in damage to the Premises or any part thereof, except as provided in (d) below, the Term shall nevertheless continue and there shall be no abatement or reduction of Rent payable by Tenant hereunder. The Net Proceeds of such property insurance for the Improvements shall be payable as set forth in subsection (b) above and, promptly after such Casualty, Tenant shall promptly commence as soon as reasonably practicable the Restoration and shall diligently continue to perform the Restoration to the Premises until completion. If the

Net Proceeds are payable to the Trustee, then upon delivery of the proceeds to the Trustee of such Net Proceeds, the Trustee shall, to the extent available, make the Net Proceeds available to Tenant for Restoration, in accordance with the provisions of Section 6.04. Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly complete such Restoration of the Premises as nearly as possible to its value and condition and character immediately prior to such event and otherwise in accordance with Legal Requirements and the provisions of this Lease (including Tenant's making any desired Alterations allowed hereunder) and the Net Proceeds of such loss shall thereupon be payable to Tenant, subject to the provisions of Section 6.04 hereof.
(i)    Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of the rentable square footage of the Office Space or thirty percent (30%) or more of the rentable square footage of the Warehouse Space is damaged or destroyed by any Casualty at any time during the last twenty-four (24) calendar months of the Initial Term or the Extension Term, each of Tenant and Landlord may terminate this Lease upon written notice to the other party within thirty (30) days of the Casualty. If Tenant or Landlord elects to terminate this Lease, then:
(ii)    Tenant shall have no obligations to perform any Restoration to the Premises;
(iii)    This Lease shall terminate on the date specified in the terminating party's written notice of termination, provided that such date may not be less than thirty (30) days nor more than ninety (90) days after the date of the terminating party's notice; and
(iv)    Landlord may retain any and all insurance proceeds for the Improvements payable by reason of the Casualty.
Section 6.04    Restoration. Provided no Event of Default has occurred and is continuing, the Net Proceeds paid to the Trustee shall be disbursed by the Trustee in accordance with the following conditions (the provisions of this Section 6.04 are not applicable to the extent that the Net Proceeds are paid directly to Tenant in accordance with Section 6.03(b)):
(a)    At the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed and remain undischarged or unbonded.
(b)    If the cost of Restoration exceeds $300,000, prior to commencement of the Restoration, the architects, contracts, contractors, plans and specifications for the Restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned.
(c)    Each request for disbursement shall be accompanied by a certificate of Tenant, signed by an authorized representative of Tenant, describing the completed work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work.

(d)    Disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement upon receipt of (1) satisfactory evidence of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications approved by Landlord, (2) waivers of liens, (3) a satisfactory bring down of, or endorsement to, Landlord’s owner policy of title insurance, and (4) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place and free and clear of mechanics' lien claims.
(e)    The Trustee may retain five percent (5%) from each disbursement of the Net Proceeds until not later than thirty (30) days after the Restoration is fully completed and all unconditional lien waivers have been delivered to Landlord and the Trustee shall disburse the retainage upon receipt of such lien waivers.
(f)    The Net Proceeds shall be kept in a separate interest-bearing account federally insured to the extent applicable by the Trustee. Prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by Tenant and Landlord, exceeds the amount of the Net Proceeds, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Net Proceeds prior to any further disbursement or Tenant shall fund at its own expense the costs of such Restoration until the remaining Net Proceeds is sufficient for the completion of the Restoration. Any sum in the Net Proceeds which remains upon the completion of Restoration shall be paid to Tenant if arising from a Casualty or Condemnation. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds shall be deemed to be disbursed prior to any amount added by Tenant.
(g)    The disbursement of the Net Proceeds shall be subject to any additional, reasonable requirements imposed by Lender consistent with customary construction loan disbursement procedures.
Section 6.05 Landlord’s Restoration of the Improvements. Notwithstanding anything herein to the contrary, if casualty damage or loss occurs and there is an uncured Event of Default, Landlord shall have the right but not the obligation, in Landlord’s sole and absolute discretion, to utilize the Net Proceeds and perform the Restoration of some or all of the Improvements on Tenant’s behalf.
ARTICLE VII.
DEFAULT
Section 7.01    Tenant Events of Default. Tenant shall be in default under this Lease if any one or more of the following events (referred to herein as "Events of Default" or "Event of Default") shall occur:
(a)    if default shall be made in the payment when due of any Rent and such default shall continue for five (5) Business Days after Tenant's receipt of written notice from Landlord that such payment was not received when due; provided, however, that Landlord has no obligation to provide such notice and the opportunity to cure more than twice in any twenty-four (24) consecutive month period;

(b)    if default shall be made by Tenant in the performance of or compliance with any of the terms of this Lease other than those referred to in any of the other subparagraphs in this section, and such default shall continue for a period of thirty (30) days after Landlord gives Tenant written notice thereof or such reasonably longer period of time if such default is reasonably incapable of being cured within such thirty (30) day period provided that Tenant commences to cure such default within such thirty (30) day period and diligently pursues the same until completion;
(c)    if default shall be made by Tenant in the performance of or compliance with any of the terms of the Repair Escrow Agreement, and such default shall continue for a period of thirty (30) days after Landlord gives Tenant written notice thereof or such reasonably longer period of time if such default is reasonably incapable of being cured within such thirty (30) day period provided that Tenant commences to cure such default within such thirty (30) day period and diligently pursues the same until completion;
(d)    if Tenant shall fail to renew the Letter of Credit, or any replacement thereof, at least fourteen (14) days prior to its expiration or termination date;
(e)    if Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition or readjustment, or similar relief for itself under any present or future federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its or of the property, or shall take any general assignment for the benefit of creditors or shall admit in writing its inability to pay debts generally as they become due;
(f)    if a petition shall be filed against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation, and shall remain undismissed or unstayed for a period of sixty (60) days, or if in connection with any such event any trustee, receiver or liquidator of Tenant, or of all or any substantial part of any of its property, shall be appointed without its consent or acquiescence and such appointment shall remain unvacated or unstayed for a period of sixty (60) days;
(g)    if Tenant shall abandon the Premises and fails to continue paying Rent (provided, however, that notwithstanding anything in this Lease to the contrary, Tenant, may from time to time, either or both reduce or cease business operations in the Premises provided that Tenant otherwise continues to comply with the terms of the Lease, including payment of all Rent as and when due, and such cessation will not be deemed to be either or both a vacation or an abandonment of the Premises);
(h)    if Tenant shall let lapse any of the insurance required pursuant to Article X; or
(i)    if Landlord applies the proceeds of the Letter of Credit in accordance with Section 1.08, and Tenant fails, within ten (10) Business Days after written demand, to replenish the Letter of Credit in a sum equal to the amount so used.

Section 7.02    Remedies Upon Tenant's Default. After the occurrence of an Event of Default by Tenant, Landlord shall have the right to exercise the following remedies to the extent permitted by applicable law:
(a)    Landlord may, at its option, continue this Lease in full force and effect, without terminating Tenant's right to possession of the Premises, in which event Landlord shall have the right to collect Rent when due and otherwise enforce the terms of this Lease. In the alternative, Landlord shall have the right to peaceably re-enter the Premises on the terms set forth in subparagraph (b) below, but without such re-entry being deemed a termination of the Lease or an acceptance by Landlord of a surrender thereof. Landlord shall also have the right, at its option, from time to time, without terminating this Lease, to relet the Premises, or any part thereof, with or without legal process, as the agent, and for the account, of Tenant upon such terms and conditions as Landlord may deem advisable (which terms may be materially different from the terms of this Lease), in which event the rents received on such reletting shall be applied (i) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Premises, reasonable and actual attorneys' fees and any reasonable and actual real estate commissions paid, and (ii) thereafter toward payment of all sums due or to become due to Landlord hereunder. If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise. Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Premises in excess of the Rent provided in this Lease, but such excess shall, reduce any accrued present or future obligations of Tenant hereunder.
(b)    Landlord may terminate this Lease by written notice (except for an Event of a Default under Section 7.01(d) in which case no written notice to Tenant shall be required to terminate this Lease) to Tenant specifying a date therefor, which shall be no sooner than thirty (30) days following notice to Tenant, and this Lease shall then terminate on the date so specified as if such date had been originally fixed as the expiration date of the Term. In the event of such termination, Tenant shall pay the following to Landlord on such date:
(i)    any obligation which has accrued prior to the date of termination; and
(ii)    the amount of the unpaid Rent and all other charges which would have accrued for the balance of the Term after discounting to its present value at a discount rate equal to three (3%) percent per annum.
(c)    Except as may be required by applicable Legal Requirements, Landlord shall not have any duty to mitigate its damages hereunder (including, but not limited to, any duty to relet or re-lease the Premises). The amount of rent received by Landlord in any reletting of the Premises, or any portion thereof, shall be considered in ascertaining the "fair and reasonable rental value" of the Premises, or such portion thereof, as the case may be. Following the date of termination, interest shall accrue on the sums payable by Tenant at the Default Rate hereinafter defined.
(d)    Landlord may recover from Tenant, and Tenant shall pay to Landlord upon demand, as Additional Rent such reasonable and actual expenses as Landlord may incur in recovering possession of the Premises, placing the same in good order and condition and repairing the same for reletting, and all other reasonable and actual expenses, commissions and charges incurred by Landlord in exercising any remedy provided herein or as a result of any Event of Default by Tenant hereunder (including without limitation reasonable attorneys' fees), provided that in no event shall Tenant be obligated to compensate Landlord for any speculative or consequential damages caused by Tenant's failure to perform its obligations under this Lease.
The various rights and remedies reserved to Landlord herein are cumulative to the rights and remedies described in Section 7.02(a)-(d) and shall survive expiration or termination of this Lease and Landlord may pursue any and all such rights and remedies and any other remedies available to Landlord under applicable law or equity, whether at the same time or otherwise (to the extent not inconsistent with specific provisions of this Lease). Notwithstanding anything herein to the contrary, Landlord expressly waives its right to forcibly dispossess Tenant from the Premises, whether peaceably or otherwise, without judicial process, such that Landlord shall not be entitled to any "commercial lockout" or any other provisions of applicable law which permit landlords to dispossess tenants from commercial properties without the benefit of judicial review.
Section 7.03    Limitation by Law. If any statute or rule of law governing a proceeding in which liquidated final damages provided for in Section 7.02(b) are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law.
Section 7.04    Landlord Default. For purposes hereof, a Landlord default exists:
(a)    if Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receiving notice from Tenant specifying the nature and extent of such failure; provided, however, if Landlord commenced to cure such default within such thirty (30) day period and the obligation is not reasonably curable within such thirty (30) day period, the time for cure will be extended so long as Landlord continues to use reasonable efforts to effect a cure and diligently pursues the same until completion;
(b)    if Landlord shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition or readjustment, or similar relief for itself under any present or future federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its or of the property, or shall take any general assignment for the benefit of creditors or shall admit in writing its inability to pay debts generally as they become due; or
(c)    if a petition shall be filed against Landlord seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation, and shall remain undismissed or unstayed for a period of sixty (60) days, or if in connection with any such event any trustee, receiver or liquidator of Tenant, or of all or any substantial part of any of its property, shall be appointed without its consent or acquiescence and such appointment shall remain unvacated or unstayed for a period of sixty (60) days.

If a Landlord default has occurred, then, in addition to all rights, powers or remedies permitted by law or in equity, Tenant may sue for specific performance or for damages. Landlord is liable for, and shall pay to Tenant within thirty (30) days after receiving Tenant's invoice, all reasonable attorneys' fees and other costs incurred by Tenant as a result of a Landlord default; provided that in no event shall Landlord be obligated to compensate Tenant for any speculative or consequential damages caused by Landlord's failure to perform its obligations under this Lease.
Section 7.05    Remedies Cumulative, Etc. Each right, power and remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise of any one or more of the rights, powers or remedies provided for in this Lease or now or hereafter existing in law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise of any or all other such rights, powers or remedies. The collection of any late payment charge or any interest at the Default Rate shall not be deemed an election of remedies or in lieu of any other remedies or damages. Each party has the right to specifically enforce this Lease and to enjoin any default or prospective or anticipated default hereunder.
Section 7.06    Application of Funds. Any payments received by a party hereto under any of the provisions of this Lease during the existence or continuance of any default by the other party shall be applied to obligations in such order as set forth in this Lease or, if not set forth in this Lease, the receiving party may determine or, if prescribed by Legal Requirements, in accordance with such Legal Requirements.
Section 7.07    Late Interest. Past due payments under this Lease bear interest at the rate of twelve percent (12%) (the “Default Rate”) commencing on the date that is the first day following the date on which the payment was first due. All such interest will be computed from the date that is the first day following the date such payment was due to and including the date of payment in full. The intention of the parties being to conform strictly to the usury laws now in force, whenever any provision in this Lease provides for payment of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.
ARTICLE VIII.
SUBORDINATION
Section 8.01    Subordination and Nondisturbance. Subject to the terms of any Collateral Access Agreement, this Lease and all rights of Tenant under this Lease are, and shall at the option of Landlord and Lender remain, subject and subordinate in all respects to any present or future-existing mortgage and to all advances made or hereafter to be made under any such mortgage, and to all renewals, modifications, consolidations, correlations, replacements and extensions of, and substitutions for, such mortgage, provided that the mortgagee shall execute and deliver to Tenant a subordination, nondisturbance and attornment agreement in form and substance approved by the mortgagee and reasonably acceptable to Tenant (a “SNDA”) which provides in substance, among other things, that (a) if Landlord defaults under its mortgage, the mortgagee will not disturb the occupancy of Tenant and this Lease shall remain in full force and effect in accordance with its terms, provided that no Event of Default has occurred and is continuing, and (b) Tenant shall, at the mortgagee's option, attorn to such mortgagee and the Lease shall continue as a direct lease between such mortgagee (or its designee) and Tenant. The provisions of this section shall be self‑operative. Tenant shall also provide to the mortgagee any and all other assurances or instruments the mortgagee may reasonably request to evidence and confirm such provisions.
Section 8.02    Attornment. At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Premises, or of the mortgagee, to attorn, from time to time, to any such owner or holder, upon the then terms and conditions of this Lease, for the remainder of the then current Term, provided that such owner or holder, as the case may be, shall then be entitled to possession of the Premises subject to the provisions of this Lease. The provisions of this section shall inure to the benefit of any such owner or holder, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of any such mortgage, shall be self‑operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner or holder agrees to execute, from time to time, reasonable instruments in confirmation of the foregoing provisions of this section, reasonably satisfactory to any such owner or holder acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this section shall be construed to impair any right otherwise exercisable by any such owner or holder.
Section 8.03    No Merger of Fee and Leasehold Estates. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in the Premises or any part thereof by reason of the fact that the same person, firm or corporation or other entity may acquire or own such estates directly or indirectly; and no such merger shall occur until all persons, firms, corporations and others entitled, including the mortgagee, having any interest in this Lease and the leasehold estate created hereby and the fee estate in the Premises or any party thereof shall join in a written instrument effecting such merger and shall duly record it.
ARTICLE IX.
ESTOPPELS
Section 9.01    Estoppel Certificate. Upon request, either party will, without charge, execute, acknowledge and deliver to the other party, within twenty (20) days after request therefor, a certificate certifying (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), (b) the date, if any, to which the Base Rent has been paid, (c) whether or not there are, to the knowledge of the party, then existing any defaults under this Lease (if so, specifying the same) and (d) such other matters as may be reasonably requested. Any such certificate may be relied upon as to the facts stated therein by any actual or prospective mortgagee or purchaser of the Premises from Landlord or any actual or prospective subtenant or assignee of Tenant's interest in this Lease.
ARTICLE X.
INSURANCE AND INDEMNIFICATION
Section 10.01    Tenant’s Insurance Coverage. Tenant shall maintain in full force and effect during the Term of this Lease:

(a)    Commercial Property insurance providing coverage, including equipment breakdown coverage for, without limitation, the Improvements, the Building (including the  systems and equipment integral to the Building), Tenant’s Equipment and Tenant’s betterments and improvements as provided under a “Special Causes of Loss” form or equivalent, including the perils of hail, windstorm, and flood coverage, in the amount of the full replacement cost values thereof, without coinsurance on an agreed value basis, as the values may exist from time to time, without deduction for depreciation, subject to industry standard sub-limits. During any period in which Major Alterations are being undertaken at the Premises, builder's risk insurance in the amount of the total completed value, with respect to the improvements being constructed, altered or repaired, including the cost of work performed or the equipment, supplies and materials furnished in connection with such construction, alteration or repair. Landlord and Lender shall be named as loss payees;
(b)    Commercial General Liability insurance written on Insurance Services' Office Form # CG 00 01 or equivalent, with limits of liability of $5,000,000 per occurrence and general aggregate for injuries or damages to persons or property, including contractual liability for insured contracts, occurring in or on the Premise(s) and from Tenant’s operations or products. Landlord, Landlord’s property manager, and Lender shall be named as additional insureds for ongoing and completed operations on a primary and noncontributory basis;
(c)    Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than twelve (12) months from time of loss and an extended period of indemnity of sixty (60) days;
(d)    Business Automobile Liability insurance, including Owned, Non-Owned and Hired Automobiles with a limit of liability of $1,000,000 combined single limit per accident;
(e)    Workers Compensation insurance in compliance with statutory requirements;
(f)    Employer's Liability insurance, including Stop Gap liability when applicable, with limits of $1,000,000 each accident, $1,000,000 disease-policy limit and $1,000,000 disease-each employee; and
(g)    Excess/umbrella liability in an amount of $15,000,000 per occurrence and aggregate, which includes follow form coverage for Commercial General Liability, Business Automobile Liability and Employer’s Liability coverages.
Section 10.02    Unless otherwise approved by Landlord, Tenant's insurance must be issued by authorized insurers in the State of Minnesota, with an "A.M. Best" rating of not less than A-VII.
Section 10.03    Prior to the Commencement Date and not less than ten (10) days after the expiration of such required policy(ies) provided there shall be no gap in coverage, Tenant shall provide a certificate(s) of insurance to Landlord providing evidence that Tenant has complied with all insurance requirements, including Landlord's and Lender's status as an additional insured or loss payee, as the case may be. Tenant shall give thirty (30) days prior written notice to Landlord in the event of cancellation of such insurance.

Section 10.04    Insurance may be arranged under separate policies for the limits of liability required, or by a combination of underlying policies and Umbrella or Excess Liability policy(ies). Any Umbrella or Excess Liability insurance policy(ies) evidenced must be adequate to satisfy the insurance requirements of this Lease.
Section 10.05    Tenant's commercial general liability, umbrella and automobile liability insurance, naming Landlord and Lender (if any) as additional insureds, shall be primary insurance, and not excess over, or contributing with, all other available sources. Any insurance and/or self-insurance maintained by Landlord shall not contribute with the insurance or benefit Tenant in any way. Tenant's insurance shall apply separately to each insured against whom a claim is made and/or lawsuit is brought, except with respect to the limits of the insurer's liability.
Section 10.06    Tenant's property insurance, commercial general liability and workers compensation insurance policies shall include a waiver of subrogation against Landlord, its property manager, agents or employees. Tenant will, if necessary, cause these policies to include an endorsement satisfying this obligation.
Section 10.07    Tenant may not self-insure any of its obligations under this Article X.
Section 10.08    Tenant’s Indemnification. Tenant shall indemnify Landlord from any loss suffered by Landlord to the extent caused by (a) the negligence or willful misconduct of Tenant and its employees, agents, contractors and invitees, (b) any Event of Default by Tenant, or (c) any liens filed against the Premises arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to or on behalf of Tenant.
Section 10.09    Landlord’s Indemnification. Landlord shall indemnify Tenant from any loss suffered by Tenant to the extent caused by (a) Landlord’s negligence or willful misconduct, or (b) any default of this Lease by Landlord.
Section 10.10    Waiver of Claims; Subrogation. Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by customary and commercially reasonable “all risks” property insurance as required under this Lease. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under such insurance, and except as expressly set forth herein, each party agrees that the other party shall not be responsible for satisfaction of such deductible. These waivers shall apply if the damage would have been covered by customary and commercially reasonable “all risks” property insurance as required under this Lease, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by customary and commercially reasonable “all risks” property insurance as required under this Lease. Each property insurance policy carried by Landlord or Tenant and insuring all or any part of the Premises, including the Improvements, Alterations and changes in and to the Premises made by either of them, and Tenant's trade fixtures and contents therein, shall be written in a manner to provide that the insurance company waives all right of recovery by way of subrogation against Landlord or Tenant, as the case may be, in connection with any loss or damage to property or businesses, building and contents caused by any of the perils covered by property and extended coverage, and business interruption insurance, or for which either party may be reimbursed as a result of insurance coverage affecting any loss suffered by it.
ARTICLE XI.
SURRENDER
Section 11.01     Landlord's Reversionary Interest; Surrender of Premises. Upon expiration or termination of this Lease, Landlord shall, at no charge to Landlord, become the owner of, and have the reversionary interest in, all of the Improvements and Alterations that Landlord has not required Tenant to remove from the Premises pursuant to Section 2.03(d). Tenant shall surrender the Premises to Landlord broom clean in reasonably good condition as when Tenant took possession, subject to (i) ordinary wear and tear, including damage incidental to Tenant's proper use of the Premises; (ii) any Alterations and Improvements; and (iii) damage for which Tenant is not responsible for under this Lease. Tenant shall promptly remove all of its nameplates from its monument sign, inventory, Tenant's Equipment, and those Major Alterations that are required to be removed pursuant to Section 2.03(d) and Tenant will restore any physical damage to the Improvements caused by such removal. Notwithstanding anything herein to the contrary, Tenant shall be required to remove Tenant’s Equipment, including without limitation the conveyor system and racking and Tenant’s personal property within Premises.
Section 11.02     Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration or sooner termination of the then current Term without the execution of a new lease, such holding over, in the absence of a written agreement to the contrary, shall be deemed to have created a tenancy from month‑to‑month terminable on thirty (30) days' written notice by either party to the other. Such month‑to‑month tenancy will be at a monthly rental equal to one hundred fifty percent (150%) of the sum of the monthly installment of Base Rent payable during the last year of the Term, and Tenant will otherwise continue to pay Additional Rent and Impositions as provided in this Lease and perform its other obligations hereunder; provided, however, that Tenant will not be liable for any damages (including, without limitation, consequential damages) for the first month of such holdover.
ARTICLE XII.
DEFINITION OF LANDLORD; EXCULPATION
Section 12.01     Definition of "Landlord". The term "Landlord", as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Premises. In the event of any transfer or transfers of the title of the Premises, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved of its liabilities accruing from and after the date of such transfer and conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed provided that the transferee agrees in writing to assume the same.
Section 12.02     Exculpation of Landlord. Notwithstanding anything contained in the preceding paragraph or in any other provision hereof, Tenant shall look solely to the estate and interest of Landlord and its successors and assigns in the Premises (including profits and proceeds) for the collection of any judgment recovered against Landlord based upon the default by Landlord of any of the terms, conditions or covenants of this Lease on the part of Landlord to be performed, and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant's remedies under or with respect to either this Lease, the relationship of Landlord and Tenant hereunder or Tenant's use and occupancy of the Premises.
ARTICLE XIII.
MISCELLANEOUS
Section 13.01     No Waiver, etc., by Parties. No failure by a party to insist upon the strict performance of any Term of this Lease or to exercise any right, power or remedy consequent upon a default thereof, and no acceptance of full or partial payment during the continuance of any such default, shall constitute a waiver of any such default or of any such term.
Section 13.02     Notices, Etc. Any notice required or permitted under this Lease shall be in writing and shall be deemed given if addressed to the party intended to receive the same, at the address of such party set forth below, (i) when delivered at such address by hand or by nationally recognized, reputable overnight courier, or (ii) two (2) days after its deposit in the United States mail as certified mail, return receipt requested. Any party may change its address for the service of notice by giving notice of such change at least ten (10) days prior to the effective date of such change. The attorneys for the respective parties hereto have the authority to send any notice that may be sent by any party hereto.

If to Landlord:	2400 Xenium, LLC c/o The Excelsior Group, LLC 1660 Highway 100 South, Suite 400 St. Louis Park, MN 55416 Attention: Andy Finn
If to Tenant:	Christopher & Banks Company 2400 Xenium Lane North Plymouth, MN 55441 Attention: General Counsel
Section 13.03     Severability. Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the default under any such covenant or agreement by one party shall not discharge or relieve the other party from its obligation to perform the same. If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of the term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.
Section 13.04     Headings. The headings to the various sections of this Lease have been inserted for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

Section 13.05     Prior Agreements. This Lease (including attached Exhibits), the Repair Escrow Agreement, the Collateral Access Agreement, and those representations and warranties that survive pursuant to that certain Purchase and Sale Agreement dated April 20, 2018, by and between the parties, constitutes the entire, final and complete agreement of the parties only with respect to the specific matters set forth in this Lease and supersedes and replaces all written and oral agreements previously or contemporaneously made or existing by and between the parties or their representatives with respect to such specific matters.
Section 13.06     Recording. This Lease shall not be recorded, but, upon execution of this Lease, the parties shall execute and acknowledge a memorandum of this Lease in the form attached hereto as Exhibit C, which may be recorded by Landlord or Tenant.
Section 13.07     Authorization of Lease. Each of Tenant and Landlord hereby represents and warrants to the other that (a) it is duly qualified to do business in the state in which the Premises are located, (b) it has full right and authority to enter into this Lease and to perform all of its obligations hereunder and (c) each person (and all of the persons if more than one signs) signing this Lease on its behalf is duly and validly authorized to do so.
Section 13.08     Applicable Law. This Lease shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without giving effect to its principles or rules of conflicts of laws.
Section 13.09     Time of Performance. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.
Section 13.10     Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LEASE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS AMONG TENANT OR LANDLORD RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS LEASE OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LANDLORD AND TENANT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS LEASE OR ANY RELATED TRANSACTIONS. IN THE EVENT OF LITIGATION, THIS LEASE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 13.11     Amendments. Neither this Lease nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought.

Section 13.12     Successors and Assigns. This Lease shall bind and inure to the benefit of Landlord and its successors and assigns and Tenant and its successors and, without limiting Article IV hereof, its assigns.
Section 13.13     Brokers. Landlord and Tenant warrant and represent that they have dealt with no real estate broker in connection with this Lease other than Welsh Companies, LLC d/b/a Colliers International (“Tenant’s Broker”), and that no broker is entitled to any commission on account of this Lease. The party who breaches this warranty shall defend, hold harmless and indemnify the other from any loss, damage or expense, including reasonable attorney’s fees, arising from the breach.
Section 13.14     Construction. Each party to this Lease has had the opportunity to consult with its legal counsel, and this Lease shall not be construed against either party. All pronouns or any variation thereof in this Lease shall be deemed to refer to masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. All of the provisions of this Lease shall be deemed and construed to be "conditions" as well as "covenants" as though the words specifically expressing or importing covenants and conditions be used in each separate provision hereof.
Section 13.15     Execution in Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. This Lease may be signed and delivered by electronic transmission of signatures.
Section 13.16     Attachments. All Exhibits, schedules, plats, riders and addenda, if any, and other attachments to this Lease are a part hereof.
Section 13.17     Business Days. A "Business Day" is any day except Saturdays, Sundays and Holidays. "Holidays" are New Year's Day, Memorial Day, 4th of July, Labor Day, Thanksgiving and the day after Thanksgiving, and Christmas Day. Holidays falling on Saturday shall be observed on the immediately preceding Friday and Sunday shall be observed on the following Monday.
Section 13.18     Confidentiality; No Publication.
(a)    Unless otherwise agreed to in writing by Tenant, and except as may be required by applicable laws and regulations, or stock exchange rule, Landlord agrees to keep this Lease and all information provided by Tenant to Landlord under this Lease confidential and not to disclose or reveal any such information to any person other than its representatives or Lenders who need to know the same in connection with this Lease and have been directed to observe the terms hereof. Landlord will be responsible for any breach of this section by it or its representatives or Lenders.
(b)    Except as otherwise required by applicable law and regulation, or stock exchange rule, Landlord shall not, and will not permit any of its respective affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Lease without the consent of Tenant. The prohibition in this section is not applicable to the recording required by Section 13.06 above.

Section 13.19     Exterior Rights. Tenant has sole and exclusive rights to all exterior elements of the Premises, including, without limitation, rooftops and signage on the Premises and on all present and future Improvements. Tenant may install, remove, replace, maintain and repair signage as Tenant desires provided that Tenant does so in accordance with all applicable Legal Requirements and complies with the provisions of this Lease. Signage is considered a Minor Alteration for purposes of this Lease.
Section 13.20     Intentionally Omitted.
Section 13.21     Financial Reporting. If requested by Landlord, a current or prospective lender or mortgagee of Landlord, or a prospective purchaser of, or investor in, all or part of the Premises, then within thirty (30) days after receipt of a written request from Landlord (but in no event more than twice in any consecutive 12-month period during the Term), Tenant and any Tenant Affiliate occupying the Premises shall furnish Landlord with Tenant's and such Tenant Affiliate’s respective most recent audited financial statements. If Tenant's or Tenant Affiliate’s financial statements are accessible online through filings with the United States Securities and Exchange Commission, or any other governmental authority of which Tenant notifies Landlord and Landlord is readily able to access the website of the other governmental authority, Tenant shall not be required to provide the requested financial information.
Section 13.22     Parking. Tenant's use of the parking lots and structures on the Premises is limited to use by Tenant Affiliates occupying the Premises and Tenant's and Tenant Affiliates’ respective employees, contractors, invitees or other persons that are entering the buildings located on the Premises.
Section 13.23     Tenant Lenders; Collateral Access Agreement. Landlord hereby waives any statutory liens and any rights of distress with respect to Tenant’s Equipment from time to time located within the Premises. This Lease does not grant a contractual lien or any other security interest to Landlord or in favor of Landlord with respect to Tenant’s Equipment. Landlord agrees that, upon execution of this Lease, Landlord shall execute and deliver to Wells Fargo Bank, National Association (“Tenant’s Lender”) a commercially reasonable waiver of Landlord's statutory lien rights, if any, and a consent and agreement (a “Collateral Access Agreement”) with respect to the respective rights of Landlord and Tenant’s Lender regarding the security interests in, and the timing and removal of, any inventory, equipment or trade fixtures in which Tenant’s Lender has a secured interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and Tenant’s Lender. In addition, upon the request of any other person that shall be providing senior secured financing to Tenant, or a purchase money equipment financier or equipment lessor of Tenant, Landlord shall negotiate in good faith with such person or entity and shall execute and deliver a Collateral Access Agreement, in form and substance reasonably acceptable to Landlord and such person or entity.
Section 13.24     Tax Treatment. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Premises and Tenant as the lessee of the Premises including: (i) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Premises, (ii) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (iii) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for Federal law purposes.
Section 13.25     Effect of Unavoidable Delays. If either party to this Lease, as the result of any (i) strikes, lockouts or labor disputes; (ii) acts of God or extremely adverse weather conditions for the immediate area; (iii) civil commotion or terrorism; (iv) condemnation, fire or other casualty; (v) inability to obtain labor or materials; (vi) delay or interruption of services, including, without limitation, utilities or communication lines, not attributable to Tenant’s action or inaction; or (vii) any events or circumstances outside the control of such party (any of the items referenced in (i) through (vii) above defined as “Unavoidable Delay”), fails punctually to perform any obligation on its part to be performed under this Lease, excluding Tenant’s obligation to pay Rent, then such failure shall be excused and not be a breach of this Lease by the party in question, but only for the period and to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any Unavoidable Delay.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed and delivered as of the Commencement Date.

TENANT
CHRISTOPHER & BANKS CORPORATION
By:	/s/ Keri Jones
Name:	Keri Jones
Title:	President and Chief Executive Officer

Signature Page to Lease Agreement

LANDLORD
2400 XENIUM, LLC
By:	/s/ Stephanie A. Shields
Name:	Stephanie A. Shields
Title:	Manager

Signature Page to Lease Agreement